Exhibit 10.34

RESTRICTED SHARE AGREEMENT

THIS RESTRICTED SHARE AGREEMENT (this "Agreement"), is made as of this 6th day of December, 2004, by and between Steiner Leisure Limited, a Bahamas international business company (the "Company"), and the undersigned employee ("Employee").

    Grant of Restricted Shares. Pursuant to the Steiner Leisure Limited 2004 Equity Incentive Plan (the "Plan"), the Company hereby grants to Employee, as of December 6, 2004 (the "Date of Grant"), __________, (_____) of the Company's common shares, par value (U.S.) $.01 per share, subject to the following restrictions, terms and conditions (the "Restricted Shares"). Capitalized terms not otherwise defined herein shall have the same meaning as in the Plan.

    Period of Restriction and Vesting of Restricted Shares.

      Period of Restriction. All restrictions imposed by this Agreement and the Plan shall apply to the Restricted Shares until such Restricted Shares are vested (as determined in accordance with Section 2(b) hereof) (the period during which such restrictions apply is referred to herein as the "Period of Restriction"). Restricted Shares as to which the Period of Restriction has ended are referred to herein as "Vested Shares."

      Vesting. Subject to the provisions of Section 4 hereof, the Restricted Shares shall become vested upon the following dates:

Date	Annual Amount Vested	Cumulative Amount
First Anniversary of Date of Grant
Second Anniversary Grant Date of Grant
Third Anniversary Grant Date of Grant

  Transferability of Restricted Shares. Unless otherwise permitted by the Committee in its sole and absolute discretion, the Restricted Shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until they have become Vested Shares.

  Termination of Employment. Upon the termination of the employment or other service of Employee with the Company, for any reason, all Restricted Shares that are not Vested Shares shall be forfeited immediately; provided, however, that, in the event of the termination by the Company of Employee's employment in violation of the terms of a written employment agreement, as to which the Employee and the Company and/or, as the case may be, a Subsidiary are parties (a "Violation Termination"), unless otherwise specified in such written employment agreement, all Restricted Shares held by Employee which are not yet Vested Shares shall become Vested Shares, provided that (i) the effective time of such Violation Termination is at least one (1) year after the Date of Grant and (ii) in order to assure compliance with any applicable tax withholding requirements, such Vested Shares may only be sold through a securities broker selected by the Company.

  Certain Tax Actions. For United States taxpayers, if Employee makes an election with respect to the Restricted Shares as permitted under Code Section 83(b), Employee must notify the Company in writing of such election within ten (10) days after filing such election with the Internal Revenue Service. There is a strict time limit with respect to the making of an election under Section 83(b). Employee should consult with Employee's tax advisor as to whether a Code Section 83(b) election should be filed by Employee and as to other tax aspects of this grant of Restricted Shares. Employee indemnifies and holds harmless the Company and its affiliates and the directors, officers, agents and representatives of the Company and its affiliates, respectively, for any tax, penalty or interest imposed on the Company or such other parties in connection with the grant or vesting of the Restricted Shares resulting from Employee's failure to provide notice to the Company in accordance with this Section 5.

  Shareholder Rights. Employee shall have no rights as a shareholder with respect to the Restricted Shares until the expiration of the Period of Restriction. Among other things, during the Period of Restriction, the Employee shall have no voting rights or rights to dividends or other distributions (if any) with respect to the Restricted Shares. Upon the expiration of the Period of Restriction, the Employee shall have all rights of a shareholder with respect to the Vested Shares.

  Adjustments Upon Changes in Capitalization, Etc. In the event of any change in the outstanding Shares of the Company by reason of any Share split, Share dividend, recapitalization, merger, consolidation, combination or exchange of Shares or other similar corporate change or in the event of any special distribution to the shareholders, the Committee shall make such equitable adjustments in the number of Restricted Shares as the Committee determines are necessary and appropriate. Any such adjustment shall be conclusive and binding for all purposes of the Plan.

  Tax Withholding. In order to enable the Company to meet any applicable withholding tax requirements arising as a result of the grant or vesting of the Restricted Shares, unless the Company receives from Employee no later than five business (5) days after the date that the applicable portion of the Restricted Shares vests (or, if withholding is required earlier than the vesting date due to a tax election by Employee or otherwise, within five (5) business days after the date of such tax election or other event) a check in an amount equal to the amount required to be withheld for tax purposes in connection with such vesting or other event, the Company shall withhold such amount of Restricted Shares or Vested Shares that otherwise would have vested or been delivered to Employee as necessary to pay the required tax withholding. The value of any Restricted Shares or Vested Shares to be withheld by the Company shall be the Fair Market Value on the date to be used to determine the amount of tax to be withheld.

  Restricted Shares Subject to Plan. The Restricted Shares awarded pursuant to the Plan are subject to all of the terms and conditions of the Plan, the terms of which are hereby expressly incorporated and made a part hereof. Any conflict between this Agreement and the Plan shall be controlled by, and settled in accordance with, the terms of the Plan. Employee acknowledges that Employee has received, read and understood the provisions of the Plan and agrees to be bound by its terms and conditions.

  Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Employee or by the Company forthwith to the Committee, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Committee shall be final and binding on the Company and on Employee.

  Not a Contract of Employment. This Agreement shall not be deemed to constitute an employment contract between the Company and Employee or to be a consideration or an inducement for the employment of Employee.

  Notices. Any notice required or permitted hereunder shall be given in writing and deemed delivered when (i) personally delivered, (ii) sent by facsimile transmission and a confirmation of the transmission is received by the sender, or (iii) three (3) days after being deposited for delivery with a recognized overnight courier, such as Federal Express, and addressed or sent, as the case may be, to the address or facsimile number set forth below or to such other address or facsimile number as such party may in writing designate.

  Further Instruments. The parties agree to execute such further instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

  Entire Agreement; Governing Law; Severability; etc.. The Plan is incorporated herein by reference. This Agreement and the Plan constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Employee with respect to the subject matter hereof and thereof, and shall be interpreted in accordance with, and shall be governed by, the laws of The Bahamas, subject to any applicable United States federal or state securities laws. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable. This agreement may be executed in two counterparts, each of which shall be deemed to be an original, and both of which, together, shall constitute the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

EMPLOYEE:	STEINER LEISURE LIMITED
By:
Stephen Lazarus Sr. V.P. and Chief Financial Officer
Address and Facsimile Number:	Address and Facsimile Number:
c/o Steiner Management Services, LLC 770 South Dixie Hwy., Suite 200 Coral Gables, Florida 33146 Facsimile: (305) 358-7704